Exhibit 99.1

EMERGE INTERACTIVE RETAINS AGRICAPITAL AND B. RILEY

SEBASTIAN, Florida, May 27, 2005 – As previously disclosed, eMerge Interactive, Inc. (NASDAQ: EMRG) is considering alternative strategies relating to the development, marketing, and sales of its services. As part of this process, eMerge today announced that it has retained AgriCapital Corporation and B. Riley & Company, Inc., in a joint engagement, to advise management and the Board of Directors regarding a variety of alternative business strategies intended to improve shareholder value. This engagement is intended to cover a broad range of options for management and the Board of Directors to consider. Among the options to be considered will be to continue to implement eMerge’s current plans and strategies, and, potentially, to consider pursuing prospective capital sources, investors, acquirers, licensees, and/or merger partners for all or part of its business. No decision has been reached regarding any option, and there can be no assurance of success regarding any alternative strategies that might ultimately be pursued.

About eMerge Interactive

eMerge Interactive, Inc., is a technology company focusing on the agricultural, foodservice and healthcare industries. The Company is developing a broad portfolio of innovative products, including VerifEYE™, HandScan™, Solo™ and CIS contamination detection systems, for use in restaurants, nursing homes, hospitals and food processors. The Company’s agricultural products include CattleLog™, a USDA approved Process Verified Program providing individual animal data collection and reporting that enables livestock tracking, verification and branding. For more information about eMerge Interactive, including the risks and uncertainties associated with our business, please visit www.emergeinteractive.com and view our filings with the Securities and Exchange Commission.

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